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                                                                   EXHIBIT 10.16


                        HEWLETT-PACKARD SSD & CROSSROADS
                            CP4200 LICENSE AGREEMENT

         This License Agreement ("Agreement") is made and entered into as of April 15, 1998 ("Effective Date"), by and between Crossroads Systems, Inc., a Delaware corporation, having a principal place of business at 9390 Research Blvd., Suite II-300, Austin, Texas 78759 ("Crossroads"), and Hewlett-Packard Company, a California corporation, acting by and through its division HP-SSD, having a principal place of business at 700 71st Avenue, Greeley, Colorado 80634 ("HP").

         WHEREAS, Crossroads is in the business of, among other things, developing and licensing certain software and developing and licensing certain related hardware designs;

         WHEREAS, HP is in the business of, among other things, developing, manufacturing and distributing tape and optical libraries;

         WHEREAS, HP desires a license to certain of Crossroads' software and related hardware designs for incorporation into certain of HP's board products to be used in connection with HP's tape and optical libraries, and Crossroads desires to grant HP such a license on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereto agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            a. "Hardware Designs" shall mean the hardware designs and specifications set forth in Exhibit A attached hereto.

            b. "HP" shall mean only the division of Hewlett-Packard known as HP-SSD.

            c. "HP Board" shall mean an HP router board that includes a modification or a derivative work of the Software and/or Hardware Designs created by or for HP under this Agreement.

            d. "HP Modifications" shall mean all modifications to and derivative works of the Licensed Materials created by or for HP pursuant to this Agreement.

            e. "Enhancements" are defined as those firmware changes and updates that correct defects found in the firmware (bugs), provide additional robustness, and conform to Fibre Channel specifications. Such enhancements are made only in the context of continued compliance with the currently defined hardware design described in Exhibit A.

            f. "Derivative modifications" are defined as those changes made to the Licensed Materials that constitute significant functional upgrades or changes to firmware. In addition, changes to fundamental hardware elements such as the microprocessor, the protocol chips or supporting hardware design, which will constitute a change to firmware, are defined as derivative modifications. Examples include, without limitation, changing Tachyon to TachLite, SCSI protocol chip upgrades, making backplane enhancements, moving to 64-bit PCI, and other such hardware changes that require firmware changes that are not backward compatible.

            g. "HP Product" shall mean an HP tape or optical library product that incorporates an HP Board.



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            h. "Licensed Materials" shall mean both the Hardware Designs and the Software.

            i. "Proprietary Rights" shall mean all patent rights, copyrights, trade secret rights, trademark rights and other similar intellectual property rights.

            j. "Software" shall mean Crossroads' CrossPoint 4200 Bridge/Router software existing as of the Effective Date and described in Exhibit B attached hereto, including the applicable documentation therefor provided by Crossroads to HP hereunder.

         2. License Grants.

            a. Subject to all the terms and conditions of this Agreement, Crossroads grants to HP, and only HP, under all Proprietary Rights of Crossroads applicable to the Licensed Materials, a worldwide, non-exclusive, non-transferable, non-sublicenseable (except as expressly set forth in Section 2.a.(iii) and 2.a.(iv) below) license only to:

               (i) use, internally modify and prepare derivative works of the Licensed Materials (only in object code form with respect to the Software) or have modified or prepared on behalf of and for the benefit of HP solely for the purposes set forth in Section 2.a.(ii) below and subject to Section 2.c. below;

               (ii) reproduce, have reproduced, manufacture, have manufactured, use and distribute modifications and derivative works of the Licensed Materials (only in object code form with respect to the Software) created pursuant to
Section 2.a.(i) above, only as integrally incorporated into or with HP Boards only for use in HP Products. HP shall not have the right to license, sell, distribute or otherwise provide to any third party any HP Boards on a stand-alone basis or for use in connection with a non-HP Product without Crossroads' prior written consent; and

               (iii) sublicense to third parties the reproduction and manufacturing rights for HP Boards granted in Section 2.a.(ii) above; provided that any such sublicense shall be pursuant to a sublicense agreement for Crossroads' benefit that (A) does not provide such third party or allow such third party access to any source code or source documentation relating to the Software, (B) prohibits reverse engineering and (C) contains all the restrictions and obligations imposed on HP hereunder except for the obligations HP has to Crossroads under Section 4 below; and

               (iv) sublicense the Software only to OEM licensees and end users, only in object code form and only as incorporated into an HP Board for use in an HP Product. HP agrees that each copy of the Software sublicensed to OEM licensees and end users hereunder will only be distributed pursuant to OEM license agreements and end user license agreements that are at least as protective as those used by HP for its own proprietary software and that, in any event, at a minimum (and for Crossroads' benefit), (A) provide that the Software (and any copy) is licensed (and not sold) and that reverse engineering (by disassembly, decompilation or otherwise) is prohibited and (B) disclaim all warranties and exclude incidental and consequential damages with respect to Crossroads and (C) contain terms and conditions at least as protective of the Software, Crossroads and its Proprietary Rights as the terms and conditions of this Agreement.

            b. Upon HP's written request and payment to Crossroads of the source code license fee specified in Exhibit C attached hereto, subject to the terms and conditions of this Agreement, Crossroads shall grant to HP, and only HP, under all Proprietary Rights of Crossroads applicable to the Software, a worldwide, non-exclusive, non-transferable, non-sublicenseable license solely to internally modify and prepare derivative works of the source code for the Software solely for the purposes described in Section 2.a.(ii) above and subject to Section 2.c. below.

            c. The licenses granted by Crossroads to HP in this Section 2 do not allow any sublicense, distribution or disclosure of source code or source documentation relating to the Software to


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any third party in any circumstance or manner, and HP agrees that it will not engage in any such sublicensing, disclosure or distribution.

            d. HP grants to Crossroads, and only Crossroads, under all Proprietary Rights of HP applicable to the HP Modifications, a worldwide, non-exclusive, perpetual, irrevocable, nontransferable, royalty-free, sublicenseable license to use, modify, prepare derivative works of, reproduce, have reproduced, manufacture, have manufactured and distribute only those HP Modifications that are not limited to an HP-specific application for use in connection with any Crossroads products.

            e. During the term of this Agreement, HP shall have the option to upgrade the license granted to HP by Crossroads in Section 2.a(i) above to include the source code form of the Software, which option may be exercised by HP providing Crossroads with thirty (30) days' advance written notice and paying to Crossroads the Source Code Upgrade Fee set forth in Exhibit C hereto.

         3. Ownership.

            a. As between the parties, Crossroads retains (i) all title to and, except as expressly and unambiguously licensed to HP herein, all rights to the Licensed Materials, all copies and derivative works thereof created by or for Crossroads and all related documentation and materials, (ii) all of its service marks, trademarks, trade names or any other designations (and notwithstanding anything else herein, HP may not use any name, mark or designation used by Crossroads except for use in advertising or marketing the HP Products in accordance with the prior written approval of Crossroads) and (iii) all Proprietary Rights in the Licensed Materials.

            b. As between the parties and subject to Section 3.c. below, HP shall own (i) all title to and, except as expressly and unambiguously licensed to Crossroads herein, all rights to HP Modifications, (ii) all of its service marks, trademarks, trade names or any other designations (and notwithstanding anything else herein, Crossroads may not use any name, mark or designation used by HP except in accordance with the prior written approval of HP) and (iii) all Proprietary Rights in the HP Modifications.

            c. With respect to inventions and works of authorship for which employees or consultants of both parties are joint inventors or authors, each party will equally and jointly own such inventions and works of authorship with the right to unilaterally use or non-exclusively license such inventions and works of authorship without accounting to the other party.

         4. License Fees; Royalties; Payment.

            a. In consideration of the licenses granted to HP hereunder, HP agrees to pay Crossroads the applicable license fees specified in Exhibit C attached hereto in accordance with the payment schedule set forth in Exhibit C.

            b. In further consideration of the licenses granted to HP hereunder, in addition to the license fees set forth in Section 4.a. above, HP agrees to pay Crossroads royalties as specified in Exhibit C. All royalties due hereunder shall be paid by HP to Crossroads on a calendar quarterly basis within thirty (30) days after the end of each quarter. HP shall provide Crossroads with quarterly written reports of the total number of copies of HP Boards manufactured by or for HP. Such reports shall accompany the royalty payments made to Crossroads hereunder. If HP Boards are manufactured by a party other than HP ("Third Party Manufacturer"), HP shall include in such reports the name of such Third Party Manufacturer and written certification from such Third Party Manufacturer as to the number of HP Boards it manufactured during the reported quarter.

            c. HP shall be responsible for and pay all taxes (except Crossroads' income taxes), duties and other governmental assessments. A late fee shall be paid by HP to Crossroads on any amount not paid when due at a rate of one and one-half percent (1.5%) per month on all unpaid amounts, or the maximum rate permitted by law, whichever is less. All payments to be made by HP to Crossroads


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under this Agreement shall be in U.S. dollars.

         5. Books and Records; Audit. HP agrees to keep complete and accurate books and records of its manufacture and sales of HP Boards, HP Products and all other transactions relating to this Agreement. Crossroads shall have the right (at its expense, upon reasonable prior notice and during HP's normal business hours) to have an independent certified public accountant inspect and audit the books and records of HP for the purpose of verifying any reports, information or payments provided or due hereunder. All underpayments revealed by such audit shall be paid to Crossroads within thirty (30) days of the audit results. If such audit reveals an underpayment to Crossroads in excess of five percent (5%), HP shall bear the expense of the audit. Crossroads may exercise its right to audit hereunder no more than once per year.

         6. Delivery; Acceptance; Training.

            a. Crossroads will deliver to HP two (2) copies of the Licensed Materials in accordance with the deliverable schedule specified in Exhibit D attached hereto. Copies of the Software shall be delivered to HP by Crossroads in object code form (unless HP has elected to obtain a source code license under Section 2.b. above and has paid to Crossroads the source code license fee set forth in Exhibit C, in which case the Software shall be delivered to HP in both source code and object code forms).

            b. HP may perform an acceptance test for the Software within thirty
(30) days following its receipt of the Software, for conformance to the applicable specifications provided to HP by Crossroads hereunder. If, in conducting such acceptance test during this thirty (30) day period, HP discovers the Software does not materially conform to such specifications, HP must provide Crossroads with immediate written notice of such discovery and then further provide Crossroads, within fifteen (15) days following such discovery, with sufficient written instructions, equipment, machines and documentation ("Nonconformance Materials") to allow Crossroads to readily reproduce the problems at its facility, Crossroads shall, at its cost, use reasonable efforts to make corrections to the Software (including workarounds) within thirty (30) days after receipt of the required Nonconformance Materials (or such longer period as the parties mutually agree) so that the Software materially conforms to such applicable specifications. The Licensed Materials will be deemed accepted by HP upon the earliest of the following to occur: (i) HP provides notice of acceptance, (ii) HP commences modification of any of the Licensed Materials, (iii) thirty (30) days after delivering the Licensed Materials to HP by Crossroads if HP has not provided written notice of nonconformance within such thirty (30) day period or (iv) no material nonconformance for which HP has provided the required Nonconformance Materials remains.

            c. Crossroads will provide, at no additional cost to HP, a total of three (3) man days of training regarding the Licensed Materials for HP personnel at Crossroads' facilities and at mutually agreeable times.

         7. Maintenance and Support.

            a. HP shall be responsible for providing first and second level technical support for HP Modifications, HP Boards and HP Products to its distributors, other customers (including, without limitation, OEM licensees) and end-users.

            b. Upon HP's payment of the maintenance fees specified in Exhibit C in accordance with the payment schedule set forth in Exhibit C, Crossroads will provide to HP maintenance services for the Licensed Materials as specified in this Section 7.b. Crossroads shall provide third level technical maintenance and support for the Licensed Materials only to HP for technical issues and problems with the Licensed Materials that HP is unable to resolve on its own as detailed in Exhibit E hereto. Each party shall designate one of its employees as a technical representative ("Technical Representative") and shall promptly advise the other party in writing of such Technical Representative's name. The Technical Representative shall be responsible for, among other things, all technical support inquiries hereunder.


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         8. Manufacture of HP Boards by Crossroads. During the term of this
Agreement, HP may request Crossroads to manufacture HP Boards for HP's benefit. Upon such request, HP and Crossroads agree to negotiate reasonably and in good faith commercially reasonable terms and conditions (including, without limitation, price) of a separate manufacturing agreement pursuant to which Crossroads will manufacture HP Boards for HP's benefit. Neither party will be bound by or deemed to have agreed to any manufacturing terms and conditions unless and until both parties have mutually agreed upon and executed a separate manufacturing agreement.

         9. Crossroads Modifications to Licensed Materials. If, during the term of this Agreement, Crossroads creates any "derivative" modifications to the Licensed Materials and makes such modifications generally commercially available ("Crossroads Modifications"), Crossroads shall offer to license such Crossroads Modifications to HP on terms and conditions (including, without limitation, price) to be negotiated in good faith and mutually agreed upon by both parties in writing. Crossroads' modifications, which are deemed "enhancements", will be routinely offered to HP at no additional charge.

         10. Special Work Projects. During the term of this Agreement, HP may request Crossroads to undertake special work project(s) relating to the Licensed Materials. Upon such request, HP and Crossroads agree to discuss in good faith Crossroads' ability to undertake such special work project, taking into consideration, without limitation, Crossroads' existing obligations and staffing allocation. Crossroads shall not be responsible or liable for performing any special work projects unless and until the terms and conditions relating thereto (including, without limitation, fees to be paid to Crossroads) are mutually agreed upon by both parties in writing.

         11. Future Collaborations. During the term of this Agreement, HP and Crossroads intend to share with each other, subject to the confidentiality obligations set forth in Section 16 below, product roadmaps and further intend to work together on collaborative opportunities to enhance HP products and Crossroads products.

         12. Publicity; Agreement Disclosure. Except as required by law, all public announcements regarding the existence or terms of this Agreement or HP Products shall be coordinated as mutually agreed upon by Crossroads and HP. The parties agree that the existence or terms of this Agreement may be disclosed as necessary in connection with any merger, acquisition, public offering or financing.

         13. Copyright Notices; Product Names. HP agrees to include the following Crossroads' copyright notice which appears on or in the Licensed Materials, as may be reasonably revised by Crossroads from time to time, on any documentation associated with any HP Product: "Copyright (c) [year] by Crossroads Systems, Inc. All rights reserved". With respect to HP Modifications, HP may place its own copyright notice for the HP Modification portions, in addition to Crossroads' copyright notice. No other right or license with respect to any trademark, trade name or other designation is granted under this Agreement.

         14. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect for a period of three (3) years, unless and until earlier terminated in accordance with Section 15 below, and will renew automatically for additional one (1) year periods unless written notice is given by one party to the other as to its not to renew this Agreement without cause at least thirty (30) days prior to the end of the preceding term.

         15. Termination.

            a. Either party may terminate this Agreement if the other party breaches any material term or provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach, except that Crossroads may terminate this Agreement immediately in the event of HP's breach of Section 2.c. above.

            b. Upon any expiration or termination of this Agreement, all licenses granted to HP hereunder and any sublicenses will immediately cease; provided, however, that (i) end user sublicenses


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granted pursuant to this Agreement shall not be revoked by the termination of this Agreement, (ii) unless termination is due to HP's material breach, HP may continue to distribute HP Products in accordance with the terms of this Agreement for bona fide orders placed by OEM licensees, end users or distributors and accepted prior to the termination of this Agreement; provided such HP Products are distributed pursuant to normal payment terms within thirty (30) days after termination of this Agreement, and (iii) HP Products in the possession of HP's distributors as of termination may be distributed in accordance with the terms of this Agreement to meet bona fide orders placed by OEM licensees, end users or distributors and accepted prior to termination; provided such HP Products are distributed pursuant to normal payment terms within thirty (30) days after termination of this Agreement. In addition, upon any expiration or termination of this Agreement and subject to HP's right to continue distribution of HP Products as set forth above in this Section 15.b., HP will immediately return to Crossroads all Licensed Materials (in source code and object code forms), master disks and documentation in its possession, custody or control in whichever form held (including all copies or embodiments thereof) and will cease using any trademarks, service marks and other designations of Crossroads.

            c. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

            d. In addition to rights to payment, the following provisions shall survive any expiration or termination of this Agreement: Sections 1, 3, 4.c, 5, 15.b, 15.d, 16, 19, 20, 22 and 23.

         16.  Confidentiality.

            a. Each party agrees that all source code, inventions, algorithms, designs, specifications, drawings, layouts, know-how and ideas it obtains from the other and all other business, technical and financial information it obtains from the other are the confidential property of the disclosing party if identified as such at or before the time of disclosure ("Proprietary Information"). The Software and all source code and source documentation therefor and the Hardware Designs and all underlying inventions, algorithms, know-how and ideas of all of the foregoing are hereby identified as Crossroads' Proprietary Information. Except as expressly and unambiguously allowed herein, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party for a period of three (3) years from the date of disclosure, and shall similarly bind its employees and contractors in writing. For the purpose of clarification, the object code and the end user documentation of the Software are Proprietary Information and the three (3) year limit in the preceding sentence shall not apply to such information. The receiving party shall not be obligated under this Section 16 with respect to information the receiving party can document:

               (i) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents;

               (ii) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information;

               (iii) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the disclosing party; or

               (iv) was independently developed without any access to the Proprietary Information.

            b. The exceptions to the confidentiality provisions of this Agreement set forth in clauses (i), (ii) and (iii) above do not and should not be interpreted to, confer any license or other rights to the receiving party for any of the information referenced in such exceptions. Nothing herein shall permit the receiving party to disclose or use, except as explicitly permitted elsewhere in this Agreement, confidential information of the disclosing party and then only on an "as-needed" basis for purposes of this Agreement.


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            c. Upon any termination of this Agreement, each party will promptly return or destroy any Proprietary Information of the other and any copies, extracts and derivatives thereof, except as otherwise set forth in this Agreement.

            d. Each party acknowledges that its breach of this Section 16 would cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a party will be entitled to injunctive relief and other equitable remedies in the event of such a breach by the other.

          17.  Crossroads Warranties.

            a. Crossroads warrants that the Software will conform substantially to the specifications therefor provided to HP by Crossroads hereunder. HP's sole remedy for breach of this warranty shall be its rights set forth under
Section 6(b).

            b. Crossroads warrants that it has the right to grant the corresponding rights and licenses to HP and to make the necessary disclosures to HP under this Agreement.

            c. CROSSROADS MAKES NO WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE LICENSED MATERIALS (OTHER THAN THOSE SET FORTH ABOVE) OR ANY DERIVATIVES THEREOF OR ANY SERVICES OR LICENSES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

         18. HP Warranties.

            a. HP warrants that the HP Modifications will conform substantially to the specifications therefor provided to Crossroads by HP. Crossroads' sole remedy for breach of this warranty shall be the same as HP's rights set forth under Section 6(b).

            b. HP warrants that it has the right to grant the corresponding rights and licenses to Crossroads and to make the necessary disclosures to Crossroads under this Agreement.

            c. HP MAKES NO WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE HP MODIFICATIONS (OTHER THAN THOSE SET FORTH ABOVE) OR LICENSES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

         19.  Infringement Indemnification.

            a. Crossroads shall indemnify and hold HP and its officers, directors, agents and employees harmless from liability resulting from infringement by the Licensed Materials of any United States, European Union, Japanese, Chinese, Korean, Singaporean or Philippine patent, copyright or third party trade secret, provided (a) Crossroads is promptly notified by HP of any and all threats, claims and proceedings related thereto, (b) HP provides Crossroads reasonable assistance in connection therewith and (c) Crossroads has sole control over the defense and all negotiations for a settlement or compromise; Crossroads will not be responsible for any settlement it does not approve in writing. The foregoing obligation of Crossroads does not apply with respect to any Licensed Materials or portions or components thereof (i) not supplied by Crossroads, (ii) made in accordance to HP specifications or requests if the alleged infringement relates to such specifications or requests, (iii) which are modified after delivery by Crossroads, if the alleged infringement relates to such modification, (iv) combined, processed or used with other products, processes or materials where the alleged infringement relates to such combination, process or use or (v) where HP continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement. HP will indemnify Crossroads and its officers, directors, agents and employees from all damages, settlements, attorneys' fees and expenses (A) related to a claim of infringement or misappropriation excluded from Crossroads'


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indemnity obligation by the immediately preceding sentence or (B) in connection with HP's activities regarding the Licensed Materials, HP Modifications, HP Board or HP Product; provided that (1) HP is promptly notified in writing of a claim from a third party, (2) HP shall have the sole control of the defense and/or settlement thereof, and (3) Crossroads furnishes to HP, at HP's request, information reasonably available to Crossroads for such defense.

            b. HP shall indemnify and hold Crossroads and its officers, directors, agents and employees harmless from liability resulting from infringement by the HP Modifications of any United States patent, United States copyright or third party trade secret, provided (a) HP is promptly notified by Crossroads of any and all threats, claims and proceedings related thereto, (b) Crossroads provides HP reasonable assistance in connection therewith and (c) HP has sole control over the defense and all negotiations for a settlement or compromise; HP will not be responsible for any settlement it does not approve in writing. The foregoing obligation of HP does not apply with respect to any HP Modifications or portions or components thereof (i) not supplied by HP, (ii) made in accordance to Crossroads' specifications or requests if the alleged infringement relates to such specifications or requests, (iii) which are modified after delivery by HP, if the alleged infringement relates to such modification, (iv) combined, processed or used with other products, processes or materials where the alleged infringement relates to such combination, process or use or (v) where Crossroads continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement. Crossroads will indemnify HP and its officers, directors, agents and employees from all damages, settlements, attorneys' fees and expenses (i) related to a claim of infringement or misappropriation excluded from HP's indemnity obligation by the immediately preceding sentence or (ii) in connection with Crossroads' activities regarding the HP Modifications; provided that (1) Crossroads is promptly notified in writing of a claim from a third party, (2) Crossroads shall have the sole control of the defense and/or settlement thereof, and (3) HP furnishes to Crossroads, at Crossroads' request, information reasonably available to HP for such defense.

         20. Limited Liability EXCEPT AS OTHERWISE PROVIDED BELOW AND NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (A) FOR ANY AMOUNTS IN EXCESS OF THE GREATER OF EITHER (1) A MAXIMUM OF $1,500,000 OR (II) THE AGGREGATE OF THE LICENSE FEES AND ROYALTIES PAID TO IT (IN THE CASE OF CROSSROADS) OR PAID OR OWED BY IT (IN THE CASE OF HP) HEREUNDER, OR (B) OR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS (EXCEPT AMOUNTS PAYABLE UNDER SECTION 3) OR LOST DATA OR (C) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. THE LIMITATIONS IN THIS SECTION 20 SHALL NOT APPLY TO BREACHES OF SECTION 2.c, 16 or 23.e OR TO ACTIONS OF HP BEYOND THE SCOPE OF THE LICENSE GRANT HEREUNDER.

         21. Assignment. Neither this Agreement nor any rights, licenses or obligations hereunder, may be assigned by either party without the prior written approval of the non-assigning party. Notwithstanding the foregoing, either party may assign this Agreement to any acquirer of all or of substantially all of such party's stock, assets or business to which this Agreement relates.

         22. Notices. All notices, consents or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid, or by commercial overnight courier service with tracking capabilities, costs prepaid, to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties:

             HP:            Hewlett-Packard Company
                            Storage Systems Division
                            700 71st Avenue
                            Greeley, Colorado 80634
             Attention:     Daryl Stolte


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             Crossroads:    Crossroads Systems, Inc.
                            100 Century Center, Suite 100
                            San Jose, California 95112

             Attention:     Barbara Bardach

         23. General.

            a. Upon execution by both parties, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral negotiations, agreements, communications and understandings relating to the subject matter hereof. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of HP and Crossroads by their respective duly authorized representatives.

            b. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

            c. The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall be the California state and U.S. federal courts having within their jurisdiction Crossroads' principal place of business in California. Both parties hereby consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by California state or U.S. federal law. If either Crossroads or HP employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

            d. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

            e. Both parties agree to comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) and all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export or allow the export or re-export of any Licensed Materials or related documentation or any copy or direct product thereof in violation of any such restrictions, laws or regulations, or without all required licenses and proper authorizations, to Cuba, Libya, North Korea, Iran, Iraq, or Rwanda or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to part 740 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

            f. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

            g. The Section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to interpret, supersede or modify any provisions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above. All signed copies of this Agreement shall be deemed originals.

CROSSROADS SYSTEMS, INC.                      HEWLETT-PACKARD COMPANY


By: /s/ BARBARA C. BARDACH                    By: /s/ TARA BUNCH
   ------------------------------------          -------------------------------

Barbara C. Bardach                            Tara Bunch
---------------------------------------       ----------------------------------
Printed Name                                  Printed Name

Vice President, Business Development          R&D Manager
--------------------------------------        ----------------------------------
Title                                         Title

                                    EXHIBIT A

                                Hardware Designs

The Crossroads Systems CrossPoint 4200 product specification is the base design for, and constitutes the hardware design referenced in the license agreement. The product specification is supported by documentation provided by Crossroads Systems, Inc. to Hewlett-Packard for the following part numbers:

          Tacoma System Structure
          Bare board p/n = AC94450
          Board assembly p/n = AD90050

          Nimbus PCI Card
          Bare board p/n = AC94461
          Board assembly p/n = AD90061

Tacoma is a follow-on product to the CP4100 Fibre Channel to SCSI Router. All product features of Tacoma are identical to the CP4100 with the exception of the SCSI Interface. Tacoma incorporates the Symbios Logic 53C876 Dual SCSI chip, giving Tacoma 2 SCSI ports.

Tacoma is an embedded system that provides connectivity between Fibre Channel devices and SCSI devices. The hardware subsystem is comprised of an embedded 80960 RISC controller, a programmable SCSI controller, a Fibre Channel controller, an Ethernet (802.3) controller, and a serial port. The design of Tacoma is optimized to support data flow between the Fibre Channel and SCSI controllers, and support out of band connections via the Ethernet or serial ports. The 80960 controller has its own program execution memory space to achieve parallelism with the data flow between the Fibre Channel and SCSI controllers.

The main controller of the system is an i960RP processor running VxWorks and handles the necessary protocol conversions to transfer data between the Fibre Channel and SCSI connections. The 80960RP processor contains an integrated JF core, a PCI-PCI bridge, and a local 960 bus. The industry standard 16550 UART is used for the serial port interface. The AM79C970A Ethernet controller provides a bus master interface and supervises the Ethernet port.

The Tachyon controller chip provides all Fibre channel protocol support. The Fibre Channel connector is GLM based. The supported GLM types are Copper, Short Wave Optical, and Long Wave Optical. The RP memory design consists of 4Mbyte of DRAM. The PCI memory controller design is implemented in an Altera FPGA. The PCI memory consists of 4Mbyte of DRAM plus parity.

The SCSI interface is a Symbios Logic 53C876 SCSI controllers. The driver circuitry is contained on the SCSI Interface Board (SIB), which allows the Tacoma product to be configured with differential or single-ended interfaces by populating the appropriate SCSI Interface Boards.

Nimbus is an evaluation platform for a GBIC interface design. The Nimbus implementation is a PCI Fibre channel Host Bus Adapter using the Tachyon controller and the Interphase TPI iChip. The Fibre Channel interface uses serializer/deserializer circuitry to connect the Tachyon to an industry standard GBIC interface.

                          Figure 1. Tacoma Architecture

                                  [FLOW CHART]

                         Figure 2. Nimbus Architecture

                                  [FLOW CHART]

                                   EXHIBIT B

                                    Software

Crossroads Software shall constitute that firmware providing functionality as described in the attached document CP4200 Product Specification, with extended support for two SCSI busses as per Exhibit A. Specifically, this software refers to the object files listed herein; with the specific exception of those elements provided under license to Crossroads by third parties. These elements excepted include VxWorks and associated elements.

Source files constitute the source files from which the object files/modules are derived; specifically, the set of C source, Assembler source, and associated Makefiles necessary to reasonably reproduce the object files required to provide the functionality defined in the CP4200 Product Specification.

Object Modules:
01/31/98 03:05a   5,532 960rp.o     01/31/98 03:04a    56,783    vscsi.o
01/31/98 03:05a   1,838 asm.o       01/31/98 03:04a    20,506    vscsitgt.o
01/31/98 03:05a   1,308 boot.o      01/31/98 03:03a     1,208    bridutil.o
01/31/98 03:04a   8,306 coff.o      01/31/98 03:03a     6,550    icslib.o
01/31/98 03:05a  15,021 diag.o      01/31/98 03:03a     5,418    icssupt.o
01/31/98 03:05a   3,584 download.o  01/31/98 03:04a   166,945    util.o
01/31/98 03:05a   1,266 expand.o    01/31/98 03:04a     1,040    asm.o
01/31/98 03:05a     501 ibr.o       01/31/98 03:04a    44,920    async.o
01/31/98 03:05a  10,762 main.o      01/31/98 03:04a    45,802    asyncConfig.o
01/31/98 03:05a  21,206 mon.Z.o     01/31/98 03:04a     8,684    enet.o
01/31/98 03:05a  12,244 pattern.o   01/31/98 03:04a     8,612    if InPci.o
01/31/98 03:05a   5,750 pcnet.o     01/31/98 03:04a     2,185    drv.o
01/31/98 03:05a   4,640 sym.o       01/31/98 03:04a    10,112    ffDrv.o
01/31/98 03:05a   8,193 tach.o      01/31/98 03:04a     4,944    fcConfig.o
01/31/98 03:05a   3,092 uart.o      01/31/98 03:04a     2,454    fcname.o
01/31/98 03:05a 363,200 vxWorks.Z.o 01/31/98 03:04a     3,221    fcToScsi.o
01/31/98 03:04a 289,729 router.o    01/31/98 03:04a     3,700    mi.o
01/31/98 03:04a 124,511 bridge.o    01/31/98 03:04a     2,523    nportphys.o
01/31/98 03:04a  85,615 fc2lib.o    01/31/98 03:04a     2,468    npstats.o
01/31/98 03:04a  44,573 comlib.o    01/31/98 03:04a     3,247    scsiConfig.o
01/31/98 03:03a   3,586 fc2bls.o    01/31/98 03:04a     3,976    scsiPD.o
01/31/98 03:03a   1,932 fc2buf.o    01/31/98 03:04a     2,237    scsistats.o
01/31/98 03:03a   1,327 fc2defs.o   01/31/98 03:04a     3,243    scsitofc.o
01/31/98 03:03a  18,310 fc2els.o    01/31/98 03:04a   103,537    snmp.o
01/31/98 03:03a   1,647 fc2fc4.o    01/31/98 03:04a     1,843    snmplcmp.o
01/31/98 03:03a   3,673 fc2init.o   01/31/98 03:04a     4,103    snmplf.o
01/31/38 03:04a   3,393 fc2scsi.o   01/31/98 03:04a     6,029    snmploLib.o
01/31/98 03:04a   9,159 fc2seq.o    01/31/98 03:04a    10,752    snmplp.o
01/31/98 03:03a   8,224 fc2srvc.o   01/31/98 03:04a    50,054    snmpMib2.o
01/31/98 03:03a  11,702 tachinit.o  01/31/98 03:04a     2,771    snmpSnmp.o
01/31/98 03:03a  19,167 tachintr.o  01/31/98 03:04a     3,181    snmpSystem.o
01/31/98 03:03a  42,169 tachlib.o   01/31/98 03:04a     4,313    snmpTcp.o
01/31/98 03:03a   9,576 tachsend.o  01/31/98 03:04a     2,610    snmpUdp.o
01/31/98 03:03a   6,680 tachutil.o

                                    EXHIBIT C

                                  LICENSE FEES

                             Code and Hardware Fees



                         Binary Code         $195,000
                         Source Code         $395,000
                         Hardware Design     $ 95,000

                                Payment Schedule


                         1997            $  95,000 PAID
                         1998            $ 100,000 PAID
                         1998            $  50,000 PAID
                         1998            $  45,000 due August 15th
                                         --------------------------
                                         $ 290,000

                          Royalties (per CP4200 Board)


                         0-500           at   $275
                         > 500 - 2000    at   $240
                         > 2K - 5000     at   $220
                         > 5000          at   $175

                                Payment Schedule

                          Quarterly (CALENDAR QUARTERS)

                                Maintenance Fees


                         Hardware:       $20,000 annually, pre-paid
                         Software:       $40,000 annually, pre-paid

                                Payment Schedule
                                 November 15th

                                    EXHIBIT D

                              Deliverables Schedule

This document is intended to describe HP's expectations as to the deliverables from Crossroads concerning the Firmware License and Maintenance agreement for the CrossPoint 4200. HP's primary objective is to ensure the proper functionality and interfaces within the controller bridge firmware (CBFW) that will allow HP to develop, debug and add value for HP's manufactured Fibre Channel to SCSI Bridge/Router hardware via Value Added Software (VAS).

                              Firmware Deliverables

Documentation

HP requires the following deliverables of textual documentation as an engineering reference specification for the firmware component:

     o HP/Crossroads CP4200 Interface Specification Details scope and API's of Crossroads Firmware

     o    CR External Reference Specification (ERS)

     o    Detailing configuration, functionality, and debug operations

     o CBFW Project Schedule - detailing when functionality availability and lifecycle of the f/w

     o    Test plan and quality metrics

Development Environment

HP expects documents and help getting the VxWorks/Tornado development & debug underway, especially in terms of:

     o    Special compilers

     o    Boot source code - to aid in bringing up h/w

     o    Board support package knowledge

     o Makefiles - for directory structure and build options, compile flags, etc

     o    Documentation on tracing/logging tools

     o    Documentation on other debug tools

It is preferable that HP and Crossroads have as similar a development/debug environment as possible to prevent build discrepancy problems as well as shared debug tools and processes for finding problems.

Firmware Code Drop Process

HP expects the following from Crossroads regarding firmware code updates:

     o    Documentation regarding the release: Criteria/reason for release

     o Functionality included, defects fixed, etc Any known problems with the release

     o    Code has been run through agreed upon HP/Crossroads test suite

     o Notification of code placement in the SSD account on the Crossroads FTP site

To this end HP will need access to (or at least a report of) Crossroads' defect list in order to make decisions about firmware upgrades, especially in a post MR timeframe.

Firmware Development Deliverables & Functionality

The Crossroads Firmware API will be jointly defined by HP and Crossroads. The functionality of these APIs will be included as part of the licensed materials. The schedule for delivery of this functionality will be jointly defined as well.

                              Hardware Deliverables

This section identifies HP's expectations as to the deliverables from Crossroads concerning the Hardware License and Maintenance agreement for the CrossPoint 4200.

Printed Circuit Assembly(PCA)

CP4200 PCA requirements include:

     o    CP4200 PCA schematic drawings (OrCAD format).

     o CP4200 PCA parts list with reference designators and manufacturing part numbers.

     o CP4200 PCA board blank drawing and interconnect artwork for each layer (Gerber format).

     o Nimbus PCA design information (GBIC board) including schematic, parts list and artwork.

Programmable Logic

There are four programmable logic devices within the CP4200 design. One is an Altera FPGA and three are small PAL chips. HP needs the following deliverables in order to understand, duplicate and support the CP4200 design:

     o    FPGA design source written in AHDL.

     o    FPGA programming specification in the Altera programming format.

     o FPGA simulation files for design validation to use with Altera FPGA development tools.

     o PAL design source for each of the three PALs written for the PALASM tool.

     o PAL programming files, one for each of the three PALs for use with a DATAIO programmer.

     o    Master parts for FPGA and PALs.

Documentation

HP needs the following deliverables of textual documentation as an engineering reference specification for the hardware component:

     o    Verrazano Statement of Design Requirements

     o    Verrazano Strategic Specification

     o    Varrazano HW Engineering Verification Plan

     o    Garner (Altera) static timing analysis

     o    Operational specifications to include power and cooling requirements

                                    EXHIBIT E

                             Maintenance and Support

1. First and Second Level Support. HP shall be responsible for providing first and second level technical support for HP Modifications, HP Boards and HP Products to its distributors, other customers (including, without limitation, OEM licenses) and end-users.

2. Third Level Support. Crossroads shall provide third level technical maintenance and support by phone during Crossroads' normal business hours for the Licensed Materials only to HP for technical issues and problems with the Licensed Materials that HP is unable to resolve on its own as detailed in this Exhibit E. Emergency support by pager is available during all other hours at the rate of $250 per hour (one-hour minimum). [NOTE: times moved here from other sections]

3. Technical Contacts. Each party shall designate one of its employees as a technical representative ("Technical Representative") and shall promptly advise the other party in writing of such Technical Representative's name. The Technical Representative shall be responsible for, among other things, all technical support inquiries hereunder. Maintenance and support by Crossroads shall include, but not be limited to providing:

     (a) defect corrections, workarounds and defect reports as more particularly described below;

     (b) on-site service in those instances where an HP Customer Engineer (CE) has made a service visit and Crossroads and HP agree they have been unable to correct the problem by telephone. Upon HP's request, travel arrangements shall be made upon the next reasonably available transportation;

     (c) prompt communication and assistance to HP in the event Crossroads determines a problem is related to HP Products.

     (d)  updates and instructions for implementation;

     (e) a designated, knowledgeable support contact for providing technical support.

4. Software Maintenance and Support

     a. Crossroads shall provide warranty support which includes delivery to HP of any revisions to the Licensed Software (binary) and documentation created no later than Crossroads provides them to any of its other customers.

     b. Crossroads shall provide HP with all modifications, updates, bug fixes, and corrections to Licensed Software which Crossroads releases during the warranty period and subsequent maintenance periods no later than it provides them to any of its other customers. A technical specialist will return HP's initial call within four (4) business hours during the Prime Shift. Crossroads shall use its best efforts to provide bug fixes to HP on a discontinued version of Licensed Software for 6 months after that version is discontinued.

     c. If the cause of the problem is in the Crossroads' software, then Crossroads shall use its best efforts to fix the problem and provide HP with an update to the Licensed Software.

5. Hardware Maintenance and Support

     a. Crossroads shall provide warranty support, which includes delivery to HP of any revisions to the Licensed Hardware and documentation created no later than Crossroads provides them to any of its other customers.

     b. Crossroads shall provide HP with all modifications, updates, bug fixes, and corrections to Licensed Hardware which Crossroads releases during the warranty period and subsequent maintenance periods no later than it provides them to any of its other customers. A technical specialist will return HP's initial call within four (4) business hours during the Prime Shift. Crossroads shall use its best efforts to provide bug fixes to HP on a discontinued version of Licensed Software for 6 months after that version is discontinued.

     c. If the cause of the problem is in the Crossroads' hardware, then Crossroads shall use its best efforts to fix the problem and provide HP with an update to the Licensed Hardware.

6. Defect Corrections. Crossroads agrees to provide support to HP or, at HP's request, directly to end-user customers, to correct the following classifications of defects in the time period specified:

     a) Severity 1: Critical (8 hours) - Problem which prevents or seriously impairs the performance of substantially all major functions by either HP or a customer of HP.

     b) Severity 2: Severe Impact (3 days) - Problem which prevents or seriously impairs the performance of a major function by either HP or a customer of HP.

     c) Severity 3: Degraded Operation (2 weeks) - Problem which disables or impairs the performance of a minor function.

     d) Severity 4: Minor Impact (Next Release of within 12 months) - Problem in a rarely used function or problem for which an easy and effective work around is available. Correction is expected either in the next release within 4-12 months after report of problem or within 12 months if no release is available.

     e) Severity 5: Negligible Impact (No time limit) - Documentation error or problem not needed by either HP or customer of HP.

7. Defect Reports. Crossroads shall notify HP of the resolution of any defects and provide HP with the necessary data, parts, equipment and/or software to allow HP to distribute the solution to its customers. HP may periodically provide Crossroads with available repair data or defect reports including field failure rate data, inspection tests, and strife tests. Crossroads shall provide to HP, in accordance with the schedule mutually established by HP, available repair data from Crossroads' service facilities, as well as Crossroads' associated engineering action plans.

8. Maintenance Fees. Upon HP-SSD's payment of the annual hardware and software maintenance fees set forth in Exhibit C, Crossroads will provide to HP maintenance services for the Licensed Materials as specified in this Exhibit E.